CONSENT OF INDEPENDENT ACCOUNTANTS


As independent public accountants, we consent to the use in this amended registration statement on Form N-14 of our report dated October 16, 1996 appearing in the Statement of Additional Information and to all references to our Firm included in or made a part of this filing.




/S/ McCurdy & Associates CPA's Inc.

McCurdy & Associates CPA's, Inc.
Westlake, OHIO  44145
October 31, 1996